Agreement under
  Supplemental Executive Retirement Plan


  THIS AGREEMENT MADE THIS ____ day of _____________________, 1997, by and between CT Communications, Inc., a corporation organized under the State of North Carolina (hereinafter referred to as "Employer"), and ___________________________, an individual whose address is
  _____________________________________________, and who
  resides in the City of _______________________, County of ______________, and State of
  ____________________________(hereinafter referred to as
  "Employee").


  WITNESSETH


  WHEREAS, the Employer currently employs the Employee, and the Employee serves the Employer in such capacity as the Board of Directors of the Employer may designate from time to time; and

  WHEREAS, the Employee currently devotes all of his time, attention, skill and efforts to the performance of duties on behalf of the Employer; and

  WHEREAS, in consideration of services rendered on behalf of the Employer and as an inducement for ongoing valuable services until retirement, the Employer has agreed to provide a deferred compensation benefit to the Employee; and

  WHEREAS, the intent of this deferred compensation agreement (hereinafter referred to as the "Agreement") is to provide from this Agreement, the Concord Telephone Company Pension Benefit Plan, and Social Security, an aggregate income replacement ratio of 60% of the Employee's pre-retirement Average Compensation (paid in the form of a single life annuity and calculated at no more than 20 Years of Service);

  NOW THEREFORE, in consideration of the Agreement and mutual promises hereinafter contained, the parties hereto agree to the following:

                             Article I

  DEFINITIONS.  The following definitions shall govern this
  Agreement:

1. ACCRUED BENEFIT means the accrued benefit of the Employee determined under Article III expressed in terms of an annual single life annuity beginning at or after the date he attains Normal Retirement Age on the basis of his years of Creditable Service to the date as of which the computation is made.

2. AGE means the Employee's age at the nearest birthday, except as otherwise specifically provided.

3. ANNIVERSARY DATE means the date of this Agreement and each anniversary thereof.

4. AVERAGE COMPENSATION means the average of the Employee's annual Benefit Compensation for the five consecutive Years of Service that produce the highest average. The partial Plan Year that includes the Employee's retirement date or other termination date may be included if it results in a higher average. If the Employee does not have at least five consecutive
     Years of Service, all of his Years of Service will be included in determining his Average Compensation.

5. BENEFICIARY means the person designated in writing by the Employee to receive any benefits due the Employee upon his death. If no such designation is made or if the designated person is not living at the death of the Employee, the Beneficiary shall be the deceased Employee's spouse, if living; if the Employer is not survived by a spouse, the Beneficiary shall be his estate.

6. BENEFIT COMPENSATION means the remuneration received by the Employee from the Employer as basic salary or wages, and annual incentive bonuses (that may be comprised of cash and/or stock components). Benefit Compensation does not include income derived from long-term incentive arrangements, including but not limited to the Employer's long-term incentive plans or plans that provide the Employee benefits in the form of cash, restricted stock or stock options. Benefit
     Compensation includes any salary deferral amounts the Employee elects to contribute to the Employer's retirement savings plan under Internal Revenue Code of 1986 (the "Code") section 401(k) or cafeteria plan under Code section 125, if any; but excludes the cost or value of benefit programs in which the Employee may participate (such as group insurance (but excluding the Employee's executive life insurance, if any), disability, hospitalization, sick pay, perquisites, or similar benefits), special cash awards or stock received outside the Employer's normal programs, income derived from the exercise of stock options and/or the receipt of restricted stock, the cost of benefits under this Agreement, the value of job perquisites treated as income and any other payments or benefits not usually regarded as pay for service.

7. BOARD OF DIRECTORS means the Board of Directors of the
     Employer.

8. COMMITTEE means the Compensation Committee of the Board of Directors or such other Committee as may be appointed by the Board of Directors to administer this Plan pursuant to Article II.

9. CREDITABLE SERVICE means all of the Employee's Years of Service, up to age 65 (including all periods up to a maximum of 35 months during which the the Employee has received cash benefits pursuant to a Change-of-Control Agreement). Creditable Service shall be used in calculating the Employee's Accrued Benefit under the Plan. If the Employee terminates his employment with the Employer and receives all of his vested Accrued Benefit under the Plan and later is re-employed by the Employer, his service before he left the Employer will not be counted in determining his Creditable Service.
10. DISABILITY means the inability of the Employee to engage in his profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months, as determined by the Plan Administrator in its sole discretion upon certification thereof by a qualified physician selected by the Plan Administrator after such physician examines the Employee.

  11. DISABILITY RETIREMENT DATE means the date the Committee establishes as the date the Employee may retire because of the Employee's Disability.

12. EARLY RETIREMENT AGE means the date the Employee attains age 55.

13. EFFECTIVE DATE means the date of this Agreement, unless the Employer specifies otherwise.

14. EMPLOYER means CT Communications, Inc. In the case of a group of employers that constitute a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended) or that constitutes trades or businesses that are under common control (as defined in Section 414(c) of the Internal Revenue Code of 1986, as amended), all such employers shall be considered a single Employer.

15. NORMAL RETIREMENT AGE means the date the Employee attains age 65 if the Employee was born in 1937 or before; the date the Employee attains age 66, if the Employee was born between 1938 and 1954; and the date the Employee attains age 67 if the Employee was born in 1955 or later.

16. NORMAL RETIREMENT DATE means the first day of the first month beginning on or after the date the Employee attains Normal Retirement Age.

17.  PENSION PLAN means the Concord Telephone Company
       Pension Benefit Plan, as amended from time to time.

18. PLAN means the Employer's Supplemental Executive Retirement Plan, which is comprised of this Agreement and similar agreements between the Employer and other executives employed by the Employer, wherein the Employer agrees to provide supplemental retirement benefits to such executives to supplement their Pension Plan and Social Security benefits.

19. PLAN YEAR means the twelve consecutive month period beginning January 1 and ending December 31.

20. SOCIAL SECURITY PRIMARY INSURANCE AMOUNT means an annual amount calculated according to the rules for computing the "Primary Insurance Amount" under the Federal Social Security Act as in effect at the time the Employee retires or terminates employment. The Committee, at its discretion, reserves the right to revise or amend the definition of "Primary Insurance Amount" should the federal Social Security Act reduce the Employee's projected Social Security benefit subsequent to the adoption of the Plan. In determining this amount, the Employee's actual earnings shall be used for calendar years through the year preceding the date of termination, to the extent such information is available. For years beginning with the date of termination and through the calendar year during which the Employee attains his Normal Retirement Age, it will be assumed that the Employee continues to earn compensation based on his compensation rate on the date of termination.

21. YEAR OF SERVICE means a Plan Year in which the Employee remains a participant in the Plan, at the Committee's discretion and with the approval of the Board of Directors, and completes 1000 or more hours of service (as determined under the Pension Plan). For service completed before January 1, 1976, a Year of Service is a twelve month period of service, taking into account all periods of service without loss of credit for termination of service. Service before January 1, 1976 will be counted only if the Employee was employed by the Employer on January 1, 1976. The Employee shall not receive credit for a Year of Service during periods of Disability.

                          Article II

  ADMINISTRATION. The Committee shall be the Plan Administrator. The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

                         Article III

  ELIGIBILITY. Only those executives of the Employer who have been identified by the Committee and approved by the Board of Directors as participants in the Supplemental Executive Retirement Plan, shall be eligible to participate in the Plan. The Board of Directors, at its sole discretion, may determine that the Employee is no longer eligible to participate in the Plan due to demotion, change in duties, or other circumstance. Loss of eligibility shall freeze the Employee's Accrued Benefit in the Plan, if vested, based on the accrued pension benefit from the Pension Plan and projected Social Security Primary Insurance Amount, in each case determined as of date the Employee ceases to participate in the Plan.

  VESTING. The Employee shall be 100% vested in his Accrued Benefit, as determined under Article III, after five Years of Service following the Effective Date, subject to the forfeiture provisions of Article VII and VIII. The Employee shall have no vested interest in his Accrued Benefit under the Plan prior completing five Years of Service.

                          Article IV

  NORMAL RETIREMENT BENEFIT. The Employee shall be entitled to receive an annual retirement benefit commencing on his Normal Retirement Date in an amount equal to (A) less (B) less (C), where:

     (A) is 3% of the Employee's Average Compensation multiplied by his years of Creditable Service up to, but not exceeding, 20 years; and

     (B)  is the Employee's Social Security Primary
       Insurance Amount accrued to the Employee's actual date of retirement from the Employer; and

     (C) is the Employee's accrued pension benefit from the Pension Plan, calculated in the form of a single-life annuity, at the Employee's actual date of retirement from the Employer.

  EARLY RETIREMENT BENEFIT. If the Employee retires from service with the Employer prior to the Employee's Normal Retirement Age and on or after attainment of the Employee's Early Retirement Age, the Employee shall be entitled to receive an annual retirement benefit commencing on or after such date of retirement (the "early retirement date") in an amount equal to (a) less (b) less (c), where:

     (a) is 3% of the Employee's Average Compensation multiplied by his years of Creditable Service up to, but not exceeding, 20 years, actuarially reduced for early retirement as described hereafter; and

     (b)  is the Employee's Social Security Primary
       Insurance Amount, reduced to retirement at age 65; and

     (c) is the Employee's accrued pension benefit from the Pension Plan, calculated in the form of a single-life annuity, at the actual date of the Employee's retirement from the Employer actuarially reduced for early retirement as described hereafter.

  The Employee may choose to retire from the service of the Employer and receive an early retirement benefit at any time after reaching his Early Retirement Age, following at least 60 days written notice to the Employer and if approved by the Committee. The 20 year service requirement present in the Pension Plan shall not be considered for the purposes of this Plan. However, five Years of Service are required to vest in any benefit from this Plan.

  An Employee may elect in writing for payment of his Early Retirement Benefit to begin as of the first day of any calendar month coinciding with or next following his early retirement date. The Employee's Early Retirement Benefit will equal his Accrued Benefit determined as of his early retirement date. If the Employee elects payments to begin before his Normal Retirement Date, his Early Retirement Benefit will equal his Accrued Benefit as of his early retirement date, reduced by 1/180th for each of the first 60 months and 1/360th for each of the next 60 months that the starting date of the Early Retirement Benefit precedes his Normal Retirement Date.

  DISABILITY BENEFIT. If the Employee has a vested benefit in the Plan as described in Article III and becomes disabled while he is employed by the Employer, he may retire as of his Disability Retirement Date. The Board of Directors may require the Employee to be medically examined from time to time to confirm that his Disability is continuing. If the Committee finds that he has recovered from his Disability, his disability benefits will stop, and he will be deemed to have terminated service as of his Disability Retirement Date.

  An Employee's disability benefit will begin as of the first day of the month following his Disability Retirement Date and will equal his Accrued Benefit as of his Disability Retirement Date, reduced by 1/180th for each of the first 60 months and 1/360th for each of the next 60 months that the starting date of the disability benefit precedes his Normal Retirement Date.

  If the Employee is entitled to benefits under an insured long-term disability program sponsored by the Employer, payment of his disability benefit under the Plan will be delayed until payment of the insured long-term disability benefits ends. Creditable Service is not accrued during periods of long-term disability under this Plan. If the Employee is living at the time payment of his insured disability benefit ends, he will receive his Accrued Benefit determined as of his disability retirement date, increased by one percent (1%) for each Plan Year that occurs between his disability retirement date and the date payment to the Employee actually begins. The disability benefit will be reduced in the same manner as described in the preceding paragraph if payments start before the Employee's Normal Retirement Date.

  DEATH BENEFIT. If the Employee is married and dies with a vested benefit under the Plan before his benefit payments have begun, his surviving spouse will be entitled to receive a monthly death benefit. The monthly amount of the death benefit will be based on the amount of the Employee's vested Accrued Benefit on the date of his death, regardless of whether the Employee is then eligible to retire. If the Employee is not eligible for early or normal retirement when he dies, his Beneficiary, will be entitled to receive approximately equal monthly installments (actuarially adjusted for the life expectancy of the Beneficiary) in an amount determined as if the Employee terminated employment on the date of his death, survived to his Early Retirement Age, and then died the next day.

  If the Employee is eligible for early or normal retirement on the date of his death, but his benefit payments have not started, his Beneficiary, will be entitled to receive approximately equal monthly installments (actuarially adjusted for the life expectancy of the Beneficiary) in an amount determined as if he had retired on the date of his death, and then died the next day.

  If the Employee is not married on the date of his death, any vested benefits will be actuarially adjusted to the value of a life annuity determined at the Employee's age at date of death, and paid to the Beneficiary (actuarially adjusted for the life expectancy of the Beneficiary).

                              Article V

  ACCRUAL OF BENEFITS. The Employer shall accrue the benefits payable under this Plan in a separate account on its books. The Employer may use any reasonable accounting policy in determining the method of this accrual. The account established hereunder shall be segregated from other accounts on the books and records of the Employer as a contingent liability of the Employer to the Employee and other employees participating in the Plan.

                          Article VI

  GENERAL CREDITOR. The Employee shall be regarded as a general creditor of the Employer with respect to any rights derived by the Employee from the existence of this Agreement or the existence or amount of the liability.

  ASSETS. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies, or other assets that the Employer may intend to use to pay the contingent deferred compensation hereunder, shall at all times remain with the Employer. The Employee and his Beneficiary shall not have any property interest whatsoever in any specific assets of the Employer.

                        Article VII

  PAYMENT OF DEFERRED COMPENSATION TO THE EMPLOYEE. The benefits to be paid as deferred compensation to the Employee
  (unless forfeited by the occurrence of any of the events of forfeiture specified in Article VII) are as follows:

    * Upon termination of the Employee's employment on or after the Employee attains his Early Retirement Age, the Employer shall pay to Employee in the form of a single life annuity, in equal monthly installments, an amount equal to his Accrued Benefit. The Committee is under no obligation to purchase an annuity, except at its sole discretion.

    * In the event that the Employee's employment terminated with the Employer by reason of death with a vested benefit, or disability before reaching Early Retirement Date, and while in the employ of the Employer, the Employer shall make monthly payments to the Employee (in the event of Disability) or the Employee's designated Beneficiary (in the event of the Employee's death) in the manner described in Article III of this Agreement.

   * In the event that the Employee's employment with the Employer is terminated for any reason other than the Employee's retirement, on or after the Employee's Early Retirement Age, death or Disability, the entire Accrued Benefit established hereunder shall be forfeited by the Employee.

  OPTIONAL FORMS. Any amounts payable to the Employee hereunder shall be deemed to have been paid if the Employer decides to purchase and distribute to the Employee an immediate or deferred annuity contract, on the single life of the Employee, or any optional form of annuity then available under the Pension Plan. The Committee, at its sole discretion, may approve any other form of annuity as requested by the Employee.

  LUMP SUM. The Committee may recommend to the Board of Directors, and the Board of Directors by resolution specifically referring to this Agreement and the date hereof may provide, that the payment of the Employee's entire Accrued Benefit hereunder be made in the form of a single lump-sum payment, or any other schedule of installment payments.

  FACILITY OF PAYMENTS. If, in the sole opinion of the Committee, any person entitled to payment under this Agreement shall be too physically or mentally incapacitated to properly receive such payments, the Employer may make such payments to any member of the family of such person then entitled to payment, or for the use and benefit of such person, or to any person or institution providing care for such person then entitled to such payments. All payments so made by the Employer shall fully discharge and acquit the Employer to the amounts thereof.

  INCOME TAX OR OTHER WITHHOLDING. The Employer may withhold from any benefits payable under this Agreement (i) all federal, state, city, or other taxes, or (ii) all distributions required under any domestic relations order or divorce decree as shall be required pursuant to any law, government regulation or ruling, or court order.

                         Article VIII

  FORFEITURE PROVISIONS. All rights to any deferred compensation payments pursuant to this Agreement, including the payment of any unpaid installments, shall be immediately forfeited by the Employee if any of the following events occur:

1. The Employer-Employee relationship between the Employee and the Employer is terminated at the behest of the Employer or upon the mutual Agreement thereof between the Employee and Employer (other than on account of the Employee's retirement, death or Disability).

2. The Employee resigns without the consent of the Employer or the Board of Directors, even though the Employee is vested in a benefit.

3. The Employee engages in any act that, in the opinion of the Committee, is inimical to the best interests of the Employer, including, but not limited to fraud, embezzlement, non-productivity, disloyalty, etc. The judgment of the Committee, as expressed by a majority vote, shall be final as to the determination of the nature of any acts performed by the Employee that are subject to this Article VIII. The Committee, in its sole discretion, may interpret and decide upon the nature of such acts.

4. Following the Employee's retirement from employment with the Employer, the Employee refuses to provide advice or counsel to the Employer when reasonably requested to do so and when reasonably able to do so;
     or,

  5. The Employee is in violation of an executed noncompete agreement.

                          Article IX

  LIABILITY OF EMPLOYER. Nothing in this Agreement shall constitute the creation of a trust or other fiduciary relationship between the Employer and the Employee or between the Employer and the Beneficiary or any other person. The Employer shall not be considered a trustee by reason of this Agreement.

                            Article X

  ASSIGNMENT.   No rights under this Agreement may be
  assigned, transferred, pledged or encumbered by the Employee or the Beneficiary except by will or by North Carolina intestate laws or other laws of descent and distribution. This Agreement may be assigned by the Employer only upon the following events:

1. The Employer or its assets are purchased by another entity or are merged into the assets of another entity.

2. Prior written consent of the Employee.

                          Article XI

  AGREEMENT BINDING. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective next of kin, successors, assigns, heirs, personal representatives, executors, administrators, and legatees. The Employer shall not merge or consolidate with any other entity or reorganize unless and until such succeeding and continuing entity agrees to assume and discharge the obligations of the Employer under this Agreement. Upon such assumption, the term Employer as used in this Agreement shall be deemed to refer to such successor Employer. The Board of Directors, at its sole discretion, reserves the right to amend, revise, or terminate this Agreement with respect to future benefits.

                            Article XII

  ENTIRE AGREEMENT. This document constitutes the entire Agreement between the parties as to the provision of supplemental retirement benefits by the Employer to the Employee. This Agreement may only be modified, altered, or amended by prior written approval and consent of the parties with respect to Accrued Benefits, except those provisions that may be amended solely by a Board of Directors resolution as described in this Agreement.

                         Article XIII

  NO GUARANTEE OF EMPLOYMENT. Nothing in this Agreement shall be construed as guaranteeing future employment to the Employee. The Employee continues to be an Employee of the Employer solely at the will of the Employer, notwithstanding this Agreement.

                          Article XIV

  BENEFITS HEREUNDER ARE NOT "COMPENSATION" FOR OTHER PURPOSES. Any deferred compensation payable under this Agreement (or actuarial or the net present value of any such payments) shall not be deemed salary or other compensation to the Employee for purposes of any qualified retirement plans maintained by the Employer, any incentive bonus plans, or for purposes of any other fringe benefit obligations of the Employer.

                          Article XV

  CLAIMS SUBMISSION AND REVIEW PROCEDURE. In the event that a Employee has a claim under the Plan, such claim shall be made by the Employee's filing a notice thereof with the Plan Administrator within ninety (90) days after such Employee first has knowledge of such claim. Each Employee who has submitted a claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Employee's position and to present evidence and other material relevant to the claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty
  (180) days after the claim is referred to it. A copy of such written decision shall be furnished to the Employee.

     1. Notice of Decision of Plan Administrator.  Each
  Employee whose claim has been denied by the Plan
  Administrator shall be provided written notice thereof, which notice shall set forth:

          a) the specific reason(s) for the denial;

          b) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

          c) description of any additional material or information necessary for the Employee to perfect such claim and an explanation of why such material or information is necessary; and

          d) an explanation of the procedure hereunder for review of such claim; all in a manner calculated to be understood by such Employee.

     2. Review of Decision of Plan Administrator. Each such Employee shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the claim. Such review shall be by the Board of Directors. Such appeal shall be made within ninety (90) days after the Employee received the written decision of the Plan Administrator and shall be made by the written request of the Employee or such Employee's duly authorized representative. In the event of appeal, the Employee or such Employee's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Board of Directors. The Board of Directors shall review the following:

     A) the initial proceedings of the Plan Administrator with respect to such claim;

     B) such issues and comments as were submitted in writing by the Employee or the Employee's duly authorized representative ; and

     C) such other material and information as the Board of Directors, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan
       Administrator.

  The Board of Directors may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Board of Directors with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Board of Directors shall be in writing and in a manner calculated to be understood by the Employee and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Employee shall be furnished a copy of the written decision of the Board of Directors. No member of the Board of Directors shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

  3. Arbitration of Interpretations and Constructions. The interpretations and construction hereof by the Board of Directors shall be binding and conclusive on all persons and for all purposes. Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. The arbitrator shall be acceptable to both the Employer and the Employee; if the parties cannot agree the disagreement shall be heard by a panel of three arbitrators, with each party to appoint one arbitrator and the third to be chosen by the other two. The decision of the arbitrator(s) decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

  GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, except to the extent such laws are preempted by federal laws and regulations.

  CONSTRUCTION. The masculine gender shall include the feminine, and the singular the plural, unless the context clearly requires otherwise.


  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                               CT COMMUNICATIONS, INC.

                               _____________________________________
                               Name:
                               Title:






  Witnesses                      ACKNOWLEDGED:

  ___________________________    _____________________________________
                                 Employee
  ___________________________